Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Jing Xie Chief Financial Officer Universal Travel Group Phone: +86-755-8366-8489 Email: 06@cnutg.cn us.cnutg.com	Mr. Crocker Coulson, President CCG Investor Relations Phone: +1-646-213-1915 (NY office) or Mr. Gary Chin, Phone: +1-646-213-1909 E-mail: crocker.coulson@ccgir.com www.ccgirasia.com

Universal Travel Group Approved to List on NYSE Amex

SHENZHEN, China, May 22, 2009 – Universal Travel Group (OTC BB: UTVL.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced that it has received authorization to list its common stock on the NYSE Amex Market.

The Company’s effective trading date and new symbol are expected to be announced shortly.

“This is a major milestone for us in our growth plan to become the leading travel service provider in the PRC.  The NYSE Amex’s stamp of approval is an important endorsement of the Company as not only a major participant in the PRC travel industry but also to the credibility, experience and integrity of the Company and its management,” commented Ms. Jiangping Jiang Chairwoman and CEO of Universal Travel Group. “We are excited and honored to join the NYSE Amex group of companies and expect to attract additional interest from the investment community following our listing on this senior exchange.”

About Universal Travel Group

Universal Travel Group, a growing travel services provider in the PRC, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel Group's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the Company, please visit us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

# # #